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                                                                     Exhibit 5.1

                                  DAIMLER-BENZ

                                                                  August 6, 1998

Daimler-Benz Aktiengesellschaft
Epplestrasse 225
70546 Stuttgart
Germany

Ladies and Gentlemen:

    We are the General Counsel and an Associate General Counsel of Daimler-Benz Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("Daimler-Benz"), and, accordingly, we are familiar with the proposed business combination of Daimler-Benz AG and Chrysler Corporation ("Chrysler") consisting of (a) an offer (the "Daimler-Benz Exchange Offer") by DaimlerChrysler Aktiengesellschaft, a newly formed German Aktiengesellschaft ("DaimlerChrysler AG"), (i) to holders of ordinary shares, no par value, of Daimler-Benz ("Daimler-Benz Ordinary Shares") to exchange each Daimler Benz Ordinary Share held by such holder for one no par value ordinary share of DaimlerChrysler AG (a "DaimlerChrysler Ordinary Share"), and (ii) to holders of Daimler-Benz American Depositary Shares representing Daimler-Benz Ordinary Shares ("Daimler-Benz ADSs"), to exchange each Daimler-Benz ADS held by such holder for one DaimlerChrysler Ordinary Share, PROVIDED that if 90% or more of the outstanding Daimler-Benz Ordinary Shares are tendered in the offer, then each exchanging holder will receive 1.005 DaimlerChrysler Ordinary Shares for each share and ADS exchanged, (b) the merger of a newly incorporated Delaware corporation with and into Chrysler (the "Chrysler Merger") and the conversion of each share of common stock, par value $1.00 per share, of Chrysler (the "Chrysler Common Stock") into the right to receive .6235 DaimlerChrysler Ordinary Share (the "U.S. Share Exchange"), and (c) the merger of Daimler-Benz with and into DaimlerChrysler AG (the "Daimler-Benz Merger") in each case subject to the terms and conditions described in the Registration Statement on Form F-4 of DaimlerChrysler AG (the "Registration Statement").

    This opinion is being furnished in connection with the Registration Statement which is being filed by DaimlerChrysler AG on the date hereof pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules").

    In connection therewith, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the form of the Memorandum and Articles of Association (Satzung) of DaimlerChrysler AG (the "Articles of Association") to be adopted by the shareholders of DaimlerChrysler AG, (iii) the Business Combination Agreement, dated as of May 7, 1998 (as amended and restated, the "Combination Agreement") among Daimler-Benz, Chrysler and DaimlerChrysler AG and
(iv) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

    In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of DaimlerChrysler AG and others.

    In rendering the opinions set forth below we have also assumed that

        1. the shareholders of DaimlerChrysler AG will have duly adopted resolutions approving one or more capital increases in an aggregate nominal amount necessary to enable DaimlerChrysler AG to issue a sufficient number of DaimlerChrysler Ordinary Shares to holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs and to holders of Chrysler Common Stock in connection with the Daimler-Benz Exchange Offer, the U.S. Share Exchange and the Daimler-Benz Merger (collectively, the "Capital Increases");
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        2.  the Daimler-Benz Exchange Offer will have been consummated and the contribution agreement on the contribution in kind of the respective Daimler-Benz Ordinary Shares (Nachgruendungs-und Einbringungsvertrag) will be effective and filed with the commercial register of the Amtsgericht Stuttgart

        3. the U.S. Share Exchange will have been consummated and the contribution agreement on the contribution in kind of the respective Chrysler Common Stock (Nachgruendungs- und Einbringungsvertrag) will be effective and filed with the commercial register of the Amtsgericht Stuttgart; and

        4. the agreement between Daimler-Benz and DaimlerChrysler AG on the merger (Verschmelzungsvertrag) will be effective and the merger will be registered with the commercial register of the Amtsgericht Stuttgart.

    Based upon and subject to the foregoing, we are of the opinion that the DaimlerChrysler Ordinary Shares to be issued pursuant to the Daimler-Benz Exchange Offer, the U.S. Share Exchange and the Daimler-Benz Merger have been duly authorized by all necessary corporate action and that under German law, upon registration of the Capital Increases in the commercial register and the issuance of the DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Exchange Offer, the U.S. Share Exchange and the Daimler-Benz Merger, as the case may be, such DaimlerChrysler Ordinary Shares will be validly issued, fully paid and nonassessable.

    The foregoing opinion is limited to the laws of the Federal Republic of Germany, and we do not express any opinion as to the laws of any other jurisdiction.

    This opinion is delivered to you on behalf of the legal department of Daimler-Benz AG solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose by any other person or entity without our express prior written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our office under the captions "Enforceability of Civil Liabilities," "Enforceability of Judgments," and "Legal Matters" in the Proxy Statement/Prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours,
Daimler-Benz Aktiengesellschaft
-Legal Department -

Dr. Rodewig                                    Dr. Schwung
General Counsel                                Associate General Counsel

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